EXHIBIT 99

Introduction

Orient-Express Hotels Ltd.

Orient-Express Hotels Ltd. is a luxury hotel company and sophisticated adventure travel operator which seeks to deliver memorable experiences that are the ultimate expression of each destination’s authentic culture. The Company has offered exceptional luxury travel experiences since 1976, when it purchased Hotel Cipriani in Venice and then shortly thereafter recreated the celebrated Venice Simplon-Orient-Express, linking London, Paris and Venice, along with other European cities. Today, the Orient-Express brand comprises 46 hotel, restaurant, cruise and luxury rail businesses in 23 countries.

Thirty seven properties are hotels ranging across six continents, including distinctive properties such as Hotel Cipriani in Venice, Grand Hotel Europe in St Petersburg, Hotel Ritz in Madrid, Mount Nelson Hotel in Cape Town, Copacabana Palace in Rio de Janeiro and Maroma Resort and Spa on Mexico’s Riviera Maya. Our six tourist trains include the legendary Venice Simplon-Orient-Express in Europe, Eastern & Oriental Express in Southeast Asia and The Royal Scotsman in Scotland. We also part-own and manage PeruRail in Peru, which operates the Cuzco-Machu Picchu train services used by most travelers to Peru, including the first class Hiram Bingham train experience. The m.v. Road To Mandalay offers luxury cruises on the Ayeyarwady River in Myanmar (Burma) and Afloat in France operates indulgent péniche-hôtels (barges) on the inland waterways of France. We also own and operate the iconic ‘21’ Club restaurant in New York City.

Orient-Express seeks to acquire additional distinctive luxury properties and travel experiences throughout the world to enhance its portfolio. Additionally, we are actively pursuing management contracts for hotels in key destinations, including major gateway cities. We seek out luxurious properties and distinctive assets where we can promote a local brand’s unique identity. These iconic names are unified by the Orient-Express brand, which assures exceptional quality and service.

*     *     *     *     *

Chairman’s message

April 2, 2012

Dear Fellow Shareholders,

The year 2011 has been an exciting year of operational and financial progress for Orient-Express Hotels Ltd. Revenue and earnings from unconsolidated companies before real estate increased by 17% over the previous year to $587.3 million, and adjusted EBITDA before real estate grew to $110.4 million, a 29% increase over 2010.(1)  Equally important, we substantially reduced our leverage, with net debt falling to about 4.8 times adjusted EBITDA before real estate at the end of 2011, compared with 6.7 times at the end of 2010. We intend to bring that ratio below 3.5 times over the next two years.

Our Italian properties, Copacabana Palace in Rio de Janeiro, Grand Hotel Europe in St Petersburg and Charleston Place in South Carolina all achieved particularly strong operating results. In addition, our trains and cruises businesses performed well across the board, as did our operations in Peru and Southeast Asia. Our operating teams also worked effectively to maximize results in the geographies where the macroeconomic environment presented difficult conditions, which during 2011 included Mexico and Southern Africa.

The year was not free of misfortune, however, and our Eastern & Oriental Express train was disrupted by flooding in Thailand. I congratulate our team for their rapid and resourceful response, which enabled our passengers to enjoy memorable journeys in spite of these circumstances.

Strengthening the portfolio

During 2011, we made major strides in improving the quality and focus of our extraordinary portfolio. We transformed La Samanna in St Martin through a complete refurbishment of 46 keys, renovated 14 superb rooms and suites at Hotel Cipriani in Venice, refurbished 26 keys and the main restaurant at Copacabana Palace, developed a seven-acre swimming lagoon in front of the property at Napasai in Koh Samui, Thailand, and built the popular, casual Bar ‘21’ at ‘21’ Club in New York. We also continued on schedule with our major construction projects at the all-suite Palacio Nazarenas in Cuzco, Peru, due to open in June 2012, and at El Encanto in Santa Barbara, scheduled to open in early 2013. During the 2011-2012 winter closure in Italy, we built five sensational new suites on the top floor of Hotel Splendido in Portofino and completed our three-year refurbishment program at Grand Hotel Timeo and Villa Sant’Andrea, both in Sicily, bringing those properties into a condition consistent with the rest of our market-leading Italian portfolio.

As we enter 2012, the Company’s overall portfolio is in better condition than ever before. Nevertheless, we are committed to achieving a consistent, market-leading portfolio, and there are numerous improvements that we are determined to achieve over the next year or two. In April 2012, we will complete the refurbishment of 39 keys at The Inn at Perry Cabin in Maryland. Starting in June 2012, the traditional low season in Brazil, we will carry out another major project at Copacabana Palace, refurbishing 121 keys as well as the main entrance and lobby, well in advance of the 2014 FIFA World Cup and the 2016 Olympic Games in Brazil. We will also construct greatly improved bar and dining facilities at La Samanna during the annual closure of that property in autumn 2012.

The Company has further sharpened its strategic focus over the past year by disposing of several non-core assets, including unutilized development rights at ‘21’ Club, Hôtel de la Cité in France and Keswick Hall in Virginia and by entering into contracts to sell Las Casitas del Colca in Colca Canyon, Peru, and Bora Bora Lagoon Resort. We are continuing to refine our portfolio and further reduce our leverage by marketing a small number of additional assets, retaining management where we consider it strategically and financially beneficial.

During 2011, we have also taken major strides in our development program and are in discussions for third party management arrangements for hotels in several of the most attractive markets in the world. We hope and expect to announce good progress during 2012.

(1)  See reconciliation from adjusted EBITDA to Segment EBITDA as presented in the Financial Statements in the Company’s 2011 SEC Form 10-K annual report.

Strengthening the brand

The Company continued to develop its marketing activities during the past year, with the launch in the United States of our first Internet-based brand awareness campaign and the development of a new and more fully capable central reservations system and customer relationship management system.

At the same time, Orient-Express has intensified its focus on quality, with secret shopper surveys now consistently showing us in the top quartile of luxury operators. We have also instituted numerous programs for the sharing of best practices in food and beverage, marketing, operational and other areas across our global portfolio, including our first global chefs’ conference, which took place in March 2012, at Le Manoir aux Quat’Saisons.

Building a world-class team

We have recently strengthened our senior team through the addition of Ali Kasikci as Regional Managing Director for North America, Mexico and the Caribbean and Richard M. Levine as Chief Legal Officer and a member of the Executive Committee.

I became Chairman of the Company in June 2011, following the retirement of James B. Hurlock, who served with distinction as Chairman for four years and as a Board member since 2000. Also retiring from the Board in June was our founder and former Chairman, industry legend James B. Sherwood. Jim Sherwood launched the Orient-Express business in 1976 with the purchase of the Hotel Cipriani, and the remarkable portfolio we operate today is largely the result of his vision, commitment and energy. Two highly qualified candidates, Harsha V. Agadi and Philip R. Mengel, were welcomed as new Directors at the same time. In July 2011, the Board asked me to serve for a period of time in the role of Interim Chief Executive Officer following the departure for personal reasons of our former Chief Executive Officer, Paul White. It has been a privilege and an honor to serve as Chairman and as Interim Chief Executive Officer.

Looking ahead

Orient-Express operates in many regions of cultural, historical or environmental significance around the world. The Company has for many years supported these locations and communities through its activities in a variety of ways. In 2011, our commitment to social responsibility and sustainability became a part of our corporate strategic plan. During the course of 2012, these programs are becoming more formal, with each property identifying a project to support in a way that will be meaningful and appropriate to their local community or environment. In addition, our executive chefs were surveyed in connection with our first global chefs’ conference with regard to ethical principles, including the sustainability of their food production and sourcing standards. We will repeat this process annually in order to raise continually our standards regarding the use of organic, free range and locally sourced produce in our kitchens.

Looking forward, it appears that the global economic outlook provides, on balance, a reasonable backdrop for our business. Moderate growth has returned to the United States, our largest customer market by volume, and despite the instability resulting from eurozone debt concerns, much of Europe appears to be on a path toward greater stability. In the meantime, the emerging markets continue to power ahead with strong growth, and the list of high-growth emerging markets appears to expand continually. On the other hand, the global contraction in liquidity looks likely to persist, with banks and financial institutions worldwide being made subject to stringent capital requirements and other regulations. This contraction is one reason why our more conservative financial posture is not just beneficial but essential.

Finally, and perhaps most importantly, demand in the global luxury travel market continues at this time to be robust, and our customers — both established and new — continue to seek the distinctive, memorable and individualistic travel experiences that we strive to deliver for all of our guests, each and every time. The hospitality business is a wonderful business. We love what we do, and we extend our warm appreciation to all of our guests.

I would like to close with a resounding “thank you” to our 8,100 employees and to every one of our shareholders for their support during the past year. We look forward to the next year with enthusiasm and optimism.

Sincerely,

Jesse Robert Lovejoy

Chairman and Interim Chief Executive Officer

Reconciliation and Adjustments

Revenue and earnings from unconsolidated companies

	Year ended December 31
	2011	2010
	$000	$000

Owned hotels
- Europe	213,232	169,772
- North America	102,655	96,724
- Rest of World	166,903	148,778
Hotel management/part ownership interests	5,818	2,228
Restaurants	16,312	15,809
Trains & cruises	82,395	68,298
Revenue and earnings from unconsolidated companies before real estate	587,315	501,609
Real estate revenue	7,871	64,019
Total (1)	595,186	565,628

(1)  Comprises earnings from unconsolidated companies of $6,627,000 (2010 - $4,486,000) and revenue of $588,559,000 (2010 - $561,142,000).

Adjusted EBITDA

(See Note 21 to the Financial Statements in the Company’s 2011 SEC Form 10-K annual report for reconciliation from Segment EBITDA to Net loss from continuing operations)

	Year ended December 31
	2011	2010
	$000	$000

Segment EBITDA	48,405	39,185

Real estate	6,403	4,229
Segment EBITDA before real estate	54,808	43,414
Adjusted items:
Gain on disposal (1)	(16,544)	—
Impairment (2)	59,746	37,967
Legal costs (3)	—	(175)
Grand Hotel Timeo & Villa Sant’Andrea (4)	—	2,068
Cipriani litigation (5)	—	(788)
‘21’ Club settlement (6)	2,546	—
Peru hotels depreciation adjustment (7)	—	1,240
Management restructuring (8)	4,811	1,666
Hotel refurbishment (9)	3,172	—
VAT claim settlement (10)	1,205	—
Abandoned projects (11)	396	—
Office move costs (12)	290	—

Adjusted EBITDA before real estate	110,430	85,392

Footnotes:

(1)               Gain on disposal of New York hotel project and excess ‘21’ Club development rights.

(2)               Goodwill and fixed asset impairment charges on owned properties, Porto Cupecoy and share of impairment in unconsolidated companies.

(3)               Legal costs (net) incurred in defending the Company’s class B common share structure.

(4)               Non-recurring costs and purchase transaction costs incurred in relation to Grand Hotel Timeo and Villa Sant’Andrea.

(5)               Cash received in excess of costs incurred following settlement of “Cipriani” trademark litigation.

(6)               Non-recurring charge for settlement of employee litigation.

(7)               Additional charge to reflect revision of useful economic life of assets at Machu Picchu Sanctuary Lodge.

(8)               Restructuring, redundancy and associated legal and other costs.

(9)               Non-cash fixed asset write-off related to the refurbishment of La Samanna.

(10)        Non-recurring charge for settlement of VAT claim in Mexico.

(11)        Write-off of costs related to abandoned projects.

(12)        Cost associated with office move of principal UK administrative subsidiary.

Adjusted EBITDA of the Company is a non-GAAP financial measure and does not have any standardized meaning prescribed by US GAAP. It is, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by US GAAP. Management considers adjusted EBITDA to be a meaningful indicator of operations and uses it as a measure to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, disposals of assets or investments, and certain other items (some of which may be recurring) which management does not consider indicative of ongoing operations or which could otherwise have a material effect on the comparability of the Company’s operations. Adjusted EBITDA is also used by investors, analysts and lenders as a measure of financial performance because, as adjusted in the foregoing manner, the measure provides a consistent basis on which the performance of the Company can be assessed.

Net debt/adjusted EBITDA reconciliation

	Year ended and as at December 31
	2011	2010
	$000	$000

Cash (including restricted cash)	103,318	158,536
Working capital facilities	—	1,174
Current portion of long-term debt and capital leases	77,058	124,805
Current portion of long-term debt of consolidated variable interest entities	1,784	1,775
Long-term debt and obligations under capital leases	466,830	511,336
Long-term debt of consolidated variable interest entities	88,745	90,529
Net debt	531,099	571,083

Adjusted EBITDA before real estate	110,430	85,392

Net debt / adjusted EBITDA before real estate	4.8 x	6.7 x

*     *     *     *     *

Management evaluates the operating performance of the Company’s segments on the basis of segment net earnings from continuing operations before interest expense (but after interest income from unconsolidated companies), foreign currency, tax (including tax on earnings from unconsolidated companies), depreciation and amortization (segment EBITDA), and believes that segment EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets.  EBITDA is also a financial performance measure commonly used in the hotel and leisure industry.  The Company’s segment EBITDA, however, may not be comparable in all instances to that disclosed by other companies.  Segment EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating operating performance.

This report contains, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding earnings outlook, investment plans, debt reduction and refinancings, asset sales and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the report, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt financings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments, and possible new challenges to the Company’s corporate governance structure.  Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission.

*      *     *     *     *